Exhibit 10.3

INVESTMENT AGREEMENT

This investment agreement (the “Agreement”) is entered into on May 21, 2010, between Harrison Steans (“Steans”) and Taylor Capital Group, Inc. (the “Company”).

The Company has commenced a private placement that includes the placement of up to 1,500,000 shares of 8.0% Non-Cumulative Convertible Perpetual Preferred Stock, Series C (the “Series C Preferred”). Prairie Capital IV, L.P. and Prairie Capital IV QP, L.P. (collectively, the “Prairie Capital Funds”) have agreed to acquire shares of Series C Preferred in this private placement as more fully set forth on the signature page to that certain securities purchase agreement, dated as of May 21, 2010, by among the Company and the investors set forth therein (the “Securities Purchase Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Securities Purchase Agreement. The ability of the Prairie Capital Funds to acquire all of such shares of Series C Preferred may be limited or constrained by the rules of the Federal Reserve.

In light of the possibility that the Prairie Capital Funds might be precluded from purchasing shares of Series C Preferred by the rules of the Federal Reserve, Steans hereby agrees to increase his investment in the Series C Preferred by an amount equal to the amount that the Prairie Capital Funds agreed to invest in shares of the Series C Preferred, minus the amount that the Prairie Capital Funds are permitted to invest in shares of the Series C Preferred without requiring further approval or consent of the Federal Reserve.

IN WITNESS WHEREOF, each of Harrison Steans and the Company has caused this Agreement to be duly executed as of the date first written above.

/S/ HARRISON I. STEANS
Harrison I. Steans

COMPANY:

TAYLOR CAPITAL GROUP, INC.

By:	/S/ MARK A. HOPPE
Name: Mark A. Hoppe
Title: Chief Executive Officer